Exhibit 10.45

Amendment No. 4 to

The S&P Global, Inc. 401(k) Savings and Profit Sharing Plan Supplement

The S&P Global 401(k) Savings and Profit Sharing Plan Supplement (the “Supplemental Plan”), as amended and restated as of January 1, 2023, is amended as provided below effective as of January 1, 2026, unless otherwise noted:

1.Section 2.13 of the Supplemental Plan is amended and restated to read as follows:

“Earnings” means, for any Participant, salary, regular pay, overtime pay, commissions, shift differentials, short-term incentive compensation (“STIC”) and premiums paid in cash, and any reductions in cash earnings not includible in a Participant’s gross income by reason of Section 125, Section 129, or Section 132(f)(4) of the Code, including but not limited to reductions in cash earnings made pursuant to the S&P Global Inc. Flexible Spending Account Plan and the Transportation Benefit Program, and Tax Deferred Contributions under the S&P 401(k) Plan and such contributions under any other qualified cash or deferred arrangement, within the meaning of Section 401(k)(2) of the Code, of the Employer, that are paid to the Participant by the Employer, plus, in the case of an Participant who regularly receives talent fees, commissions, and/or other incentive compensation paid on a formula basis, such compensation received in the regular course of his employment with the Employer. STIC includes payments classified in payroll as “Audit Incentive Plan,” “BBIP,” “Incentive Plan,” “Management Incentive,” “Recognition Bonus (annual),” “Short Term Incentive,” “SPAIC,” and “Senior Analytical Incentive” awards. Earnings will not include bonuses (other than STIC), holiday gifts and any executive incentive compensation other than short-term incentive compensation received as cash and not deferred. Earnings will not include any payments under a Severance Plan or any other separation pay plan or amounts paid following the end of the month following the month in which an Employee terminates employment with the Employee’s Employer.

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Except as set forth herein, the Supplemental Plan shall remain in full force and effect.